DISTRIBUTION AGREEMENT

     AGREEMENT made this 8th day of July, 2006, by and between MHM SIEBDRUCKMASCHINEN GMBH ("Manufacturer"), an Austrian corporation having its principal place of business at Muhlgraben 43a, A-6343 Erl, Austria, and HIRSCH DISTRIBUTION, INC. ("Distributor"), a Delaware corporation having its principal place of business at 50 Engineers Road, Hauppauge, NY 11788.

                                    RECITALS:

     WHEREAS, Manufacturer is a manufacturer and distributor of certain screen printing machines and equipment;

     WHEREAS,   Manufacturer  is  the  owner  of  certain   trademarks  used  by
Manufacturer in connection with the manufacture and distribution of those certain Screen Printing Machines;

     WHEREAS, Manufacturer desires to grant Distributor the exclusive rights and license to distribute Manufacturer's products set forth on Schedule A annexed hereto (the "Products") and to utilize the related trade marks owned by Manufacturer (the "Marks") within the Territory (as hereinafter defined) upon the terms and conditions contained herein;

     WHEREAS, Distributor desires to acquire exclusive rights for the sale and distribution of the Products in the Territory.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. GRANT OF EXCLUSIVE DISTRIBUTORSHIP;

     (a) Subject to the terms and conditions contained herein, Manufacturer hereby appoints Distributor an exclusive distributor of the Products and hereby grants to Distributor, the exclusive right and license to sell, distribute, promote and advertise the Products and to use the Marks in connection therewith, in a territory consisting of the United States of America, Canada and all of their possessions and territories (the "Territory"). The parties shall negotiate the addition of the Caribbean to the Territory in good faith.

     (b) Distributor hereby accepts the aforesaid appointment and undertakes to use its best efforts to promote the sale of the Products within the Territory. Distributor shall have the right, within its sole discretion to appoint sub-distributors to carry out its obligations hereunder.

     2. CERTAIN REPRESENTATIONS AND WARRANTIES OF SELLER

     Manufacturer represents and warrants to Distributor as follows:

     (a) Manufacturer has full right, power and authority to enter into this Agreement, to appoint Distributor as exclusive distributor of the Products in the Territory and to grant to Distributor a license to utilize the Marks as contemplated hereunder.

     (b) Manufacturer maintains a valid license to use the Marks and will use its best efforts to keep the license to the Marks in full force and effect during the term of this Agreement.

     3. EXCLUSIVITY WITHIN THE TERRITORY

     (a) Manufacturer undertakes that during the Term (as defined below) of this Agreement, it shall not knowingly, directly or indirectly, sell or permit the sale of the Products to any person, firm or corporation in the Territory, other than Distributor, or to anyone else for resale in the Territory.

     (b) Distributor covenants that during the Term, it shall not knowingly, directly or indirectly, sell the Products to any person, firm or corporation outside of the Territory or to anyone else within the Territory for resale outside the Territory.

     4. TERM

     (a) This Agreement and the rights and license granted to Distributor hereunder shall become effective on the date hereof and shall remain in effect for a period of ten (10) years (the "Original Term"), unless terminated earlier pursuant to the terms and conditions of this Agreement.

     (b) At the expiration of the Original Term, this Agreement shall be automatically renewed for successive ten (10) year periods unless one party to this Agreement gives written notice of termination to the other at least one (1) year prior to the expiration of the then current term (each a "Renewal Term" and, all Renewal Terms together with the Initial Term, referred to hereinafter as the "Term"). The Term may be terminated as set forth in Article 12 hereof.

     5. USE OF THE MARKS

     (a) During the term of this Agreement, Distributor shall not use the Marks except in connection with the sale, promotion, advertising and distribution of the Products within the Territory and in connection with the identification of Distributor as the exclusive distributor of the Products.

     (b) Distributor acknowledges that this Agreement does not give Distributor any rights with respect to the Marks other than the right to their use in connection with the sale, distribution, promotion, advertising or use of the Products for the Term and within the Territory or elsewhere. Manufacturer represents and Distributor acknowledges that the Marks are entirely the property of Manufacturer, and Distributor covenants that it will not claim any title or right to use the same at any time hereafter except in referencing Distributor's rights as exclusive distributor of the Products, as provided in Section 5(a) above. Unless otherwise provided herein and except as permitted under Paragraph 11 below, Distributor shall immediately discontinue and relinquish any and all uses of the Marks upon termination of this Agreement.

     6. PROTECTION OF THE MARKS

     (a) Distributor shall promptly bring to the attention of Manufacturer any infringements of the Marks of which it may become aware during the term of this Agreement. In the event Manufacturer, does not choose to take appropriate measures to enforce its legal rights as against such infringements, Distributor may, if granted written approval by Manufacturer to do so and, if it reasonably deems such measures to be in its best interests and in the best interests of Manufacturer, at its sole cost and expense, commence appropriate legal action or proceedings on behalf of Manufacturer. In such event, Distributor shall not consent to any settlement without the prior written consent of Manufacturer. In the event Manufacturer elect to institute a legal action or proceeding itself with respect to infringement of the Marks within the Territory, Distributor shall, upon request of Manufacturer and provided Manufacturer undertakes to reimburse Distributor for all legal fees and costs, join in such action or proceeding and cooperate to the extent reasonably necessary for the prosecution of such action or proceeding.

     (b) Manufacturer shall indemnify, defend and hold Distributor harmless from and against any costs, including reasonable attorneys' fees, losses, claims, damages, liabilities, judgments, fines and amounts paid, resulting from any claim, action proceeding or investigation, whether pending or threatened against Distributor for trademark infringement arising out of or in connection with the use of the Marks by Distributor.

     (c) Distributor shall indemnify, defend and hold Manufacturer harmless from and against any and all costs, including reasonable attorney's fees, losses, claims, damages, liabilities, judgments, fines and amounts paid, including, without limitation, reasonable attorneys' fees and expenses arising out of or in connection with any threatened or pending action or proceeding, relating to, arising out of or in connection with (i) Distributor sales and distribution of the Products in violation of this Agreement, or (ii) the use by Distributor of the Mark other than as authorized and approved by Manufacturer.

     7. CERTAIN UNDERTAKINGS OF DISTRIBUTOR

     (a) Distributor shall order and purchase the Products exclusively from Manufacturer, as the sole manufacturer of the Products, unless otherwise agreed by Manufacturer. Therefore Distributor covenants that during the Term he shall not distribute or sell any other manufacturers` products of the kind set forth on Schedule A or any future products of Manufacturer that may become part of this Agreement. Following termination of this Agreement (other than due to Manufacturer's breach of this Agreement) Distributor shall not do so for a period of twelve (12) months. Distributor shall distribute the Products on a Territory-wide basis and shall provide Manufacturer, on a 3-month basis, with a sales report showing the actual gross amount of sales of the Products by Distributor broken down on a state by state and provincial basis.

     (b) If Distributor exhibits its products at any industry or trade show in the Territory, it shall display the Products in its booth, in a surrounding which shall be consonant with the prestige, image and high standards of quality associated with the Products. Distributor agrees to display the Products at major industry trade shows that it participates in.

     (c) Distributor acknowledges that any technical data or information fixed in a tangible medium of expression ("Know-how"), which may be disclosed to Distributor by Manufacturer in connection with this Agreement is being disclosed in confidence and that Distributor has no proprietary interest therein. At no time during the Term or at any time subsequent to the termination thereof shall Distributor divulge to any third party (other than as required or permitted by Manufacturer) any element of Know-how divulged to Distributor during the term of this Agreement.

     8. QUOTAS; MARKETING PLAN

     (a) During each full calendar year of the Original Term, Distributor shall endeavor to order at least 10 carousel printing machines of the type SPE, SPS, SP 4000, as listed in Schedule A per month, whereas the type designation is subject to change, provided that during each full calendar year of the Original Term, Distributor may order fewer than 10 machines of the type SPE, SPS, SP 4000 in certain months but an annual amount of orders of 120 of those products and a minimum aggregate annual sales revenue of Five Million ($5,000,000) U.S. Dollars has to be reached (the "Quota"). If Distributor intends to order more than 10 but no more than 20 Products in a certain month Manufacturer needs a preliminary lead time of 12 weeks for delivery. If an order for more than 20 but not more than 30 Products in a certain month is placed the lead time amounts to 20 weeks. In case of orders surmounting 30 Products a month the lead time is to be negotiated between Distributor and Manufacturer as the case arises.

     (b) In case of a Renewal  Term the minimum  amount of monthly  orders to be
placed  by  the  Distributor  is  to  be  negotiated  between   Distributor  and
Manufacturer.

     (c) If Distributor fails to achieve the negotiated Quota in any year because he has ordered only half the quantity of products as set forth in Paragraph 8 (a) or half the minimum quantity governed in a Renewal Term and the annual sales revenue falls below the half of the amount as set forth in Paragraph 8 (a) or the respective amount governed in a Renewal Term during the course of a certain year, Manufacturer's sole and exclusive remedy shall be to terminate this Agreement in accordance with Paragraph 11(b)(ii).

     9. PLACEMENT OF ORDERS; DELIVERY; PRICES; PAYMENT

     (a) Distributor shall submit purchase orders, on forms acceptable to Manufacturer, setting for the quantity of Products it may from time to time wish to purchase, including style and other pertinent information. All purchase orders are subject to approval by Manufacturer, which approval shall be in writing and set forth the price and payment terms. Purchase orders shall be deemed complete if no objection is received in writing from Distributor within five (5) business days after confirmation that the purchase order has been accepted by Manufacturer. Purchase orders and confirmations may be transmitted via telefax and/or e-mail.

     (b) Distributor agrees to purchase and pay for the Products in U.S. Dollars based upon the current price list provided by Manufacturer. The said price list may be modified from time to time but not more than once in any six month period by written notice to Distributor, and, any such modification shall apply to all orders submitted on or after the date of written notice to Distributor of such modification. The prices charged by Manufacturer for Products shall not exceed those prices which the Manufacturer charges its customers generally. Payment for the Products shall be due within 90 days of receipt of the Products by Distributor.

     (c) Distributor is indebted to pay due accounts resulting from deliveries of the Manufacturer`s Products and must not set off real or alleged claims against these accounts other than actual credits received from Manufacturer.

     10. WARRANTIES; PRODUCTS LIABILITY

     (a) Manufacturer warrants to Distributor that the Products shipped to Distributor will be free from defects in materials and workmanship and will conform to approved samples and prototypes. This warranty is in lieu of all other warranties, expressed or implied, including the implied warranty of MERCHANTABILITY or fitness for use. Manufacturer reserves explicitly the right to make technical modifications, as long as they represent a quality improvement of the Products. Manufacturer undertakes to accept for credit any items, which are non-conforming or defective, and to pay for all shipping costs in connection therewith. Any such items with obvious or patent defects shall be returned to Manufacturer or otherwise disposed of within one (1) year after delivery in the case of items with hidden or latent defects. Distributor shall promptly after discovery of such defects notify Manufacturer thereof via a special form that is provided by Manufacturer for such cases and the parties thereafter will discuss appropriate disposal or return procedures. In the event Distributor is willing and able to repair a manufacturing defect, Manufacturer shall reimburse Distributor the actual cost for parts. In the event of a design defect in the Products, Manufacturer shall reimburse Distributor for all costs of repair, including, but not limited to the actual costs for parts and labor.

     (b) Manufacturer undertakes to indemnify and hold Distributor harmless from and against any cost, liability or expense, including reasonable attorneys' fees, resulting from any claim, action or proceeding against Distributor based upon Product defects in materials or workmanship which are admitted to by Manufacturer or proven (by independent testing or other means), provided, however, that Manufacturer shall have no obligation to indemnify Distributor to the extent any claim, action, or proceeding is based upon Distributor's gross negligence of willful misconduct.

     (c) Distributor shall use commercially reasonable efforts to maintain a reasonable supply of spare parts to be used to repair certain defects provided that Distributor is authorized by Manufacturer according to Paragraph 10 (a). Distributor's initial order of recommended parts shall be priced at Manufacturer's cost.

     11. TERMINATION

     (a) This Agreement may be terminated by either of the parties in the event the other party materially breaches or is in default in any material respect under any provision under this Agreement and such breach or default continues unremedied for thirty (30) days after written notice thereof. Acts of nature beyond control of the parties do not authorize the parties to terminate this Agreement.

     (b) This Agreement may be terminated by Manufacturer at its sole option upon of any of the following events (each of which shall be deemed a material breach of this Agreement):

     (i) If Distributor is adjudged a bankrupt or if Distributor becomes insolvent or makes an assignment for the benefit of creditors or if a custodian, receiver or trustee for Distributor is appointed.

     (ii) Upon not less than ninety (90) days prior written notice, if Distributor has failed to attain the Quotas as agreed in Paragraph 8.

     (c) In the event of termination of this Agreement pursuant to Sections 11(a) and 11(b) above,

     (i) Distributor shall remain liable to Manufacturer for any monies due or to become due as of the date of the termination of this Agreement.

     (ii) Distributor may, within its sole discretion, upon written notice to Manufacturer, cancel all outstanding unfulfilled orders.

     (iii) Distributor shall have the right to sell its inventory of the Products on hand during a period of one (1) year after such termination date, under the terms and conditions hereof. Distributor shall supply Manufacturer with a detailed listing of all inventory on hand within thirty (30) days after such termination date. At the expiration of the aforesaid one (1) year period, Distributor shall immediately cease all use of the Marks and shall return to Manufacturer all elements of Know-how, which it may have in its possession.

     12. COMPLIANCE WITH APPLICABLE LAWS AND STANDARDS; TESTING. Products and Promotional Material distributed hereunder shall be of good quality and free of defects in design, materials and workmanship, shall comply with all applicable laws, regulations and voluntary industry standards in effect in the Territory and conform in all respects to the final production samples or finished materials approved by Manufacturer. In order to ensure that all Products meet the foregoing standards, Manufacturer shall at its sole cost and expense, prior to the date of first distribution of any Products, submit the Products for applicable testing by a U.S. national testing laboratory or an independent laboratory that is nationally approved and satisfactory to Distributor. Upon request by Distributor, Manufacturer shall provide Distributor with specific test data or laboratory reports to support its certifications. All MHM Screen Printing Machines are CE Certified.

     13. ASSIGNMENT

     This Agreement and the rights and duties hereunder may not be assigned or delegated by either party without the prior written consent of the other party, except as follows:

     (a) Either of the parties may assign this Agreement to a corporation controlling, controlled by or under common control with such party.

     (b) Manufacturer, in connection with a sale of it's entire business, whether such sale is accomplished by a transfer of substantially all assets, merger or otherwise.

     14. GOVERNING LAW; JURISDICTION

     This Agreement shall be governed and interpreted in accordance the laws of the State of New York. All disputes and differences of any kind arising under this Agreement which cannot be settled amicably by the parties shall be commenced and maintained: (a) if by Manufacturer, in any appropriate New York State or United States District Court located in Suffolk County, State of New York; and (b) if by Distributor, the Bezirksgericht Kufstein in Austria.

     15. NO WAIVER

     The failure of any party hereto to enforce at any time or for any period of time any of its rights or entitlements under any provision of this Agreement shall not be construed as a waiver of such provision or of the rights of such party subsequently to demand enforcement of such provision.

     16. CONFIDENTIALITY

     (a) Each of the parties hereto shall treat and maintain as confidential all materials and information provided by the other parties pursuant to this Agreement, and each party shall use its best efforts to cause all shareholders, directors, officers, employees, and agents of such party to keep such information confidential provided that either party shall have the right to disclose such information and materials to the extent required by applicable law, rule or regulation.

     (b) The materials and information to be kept confidential pursuant to provisions of the foregoing paragraph shall include, without limitation, any and all date concerning assembly, operations, technical drawings, instruction manuals, computer software and other information relating to the Products. Such information shall remain the exclusive property of Manufacturer, shall not be used, copied or reproduced by Distributor without the consent of Manufacturer, and shall be protected at least to the same extent that Distributor protects its own strictly confidential information.

     (c) The obligations set forth in this Article 17 shall survive any termination of this Agreement.

     17. NOTICE. All notices required or permitted under this Agreement shall be effective only if in writing and mailed by certified or registered airmail, postage prepaid and addressed as follows (unless any such address is changed by notice given in like manner):

         If to Manufacturer:        MHM SIEBDRUCKMASCHINEN GMBH
                                    Muhlgraben 43a
                                    A-6343 Erl, Austria
                                    Attn:  Dagobert Girardelli
                                             Herbert Mayrhofer

         If to Distributor:         Hirsch Distribution, Inc.
                                    c/o Hirsch International Corp.
                                    50 Engineers Road
                                    Hauppauge, NY 11788
                                    Attn: Paul Gallagher

         with a copy to:            Ruskin Moscou Faltischek, P.C.
                                    East Tower, 15th Floor
                                    1425 Reckson Plaza
                                    Uniondale, NY 11556
                                    Attn: Adam P. Silvers, Esq.

All such notices shall be deemed given three (3) days after mailing.

     18. INDEPENDENT CONTRACTORS

     This Agreement does not constitute either party as the agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other or to bind the other in any matter.

     19. ENTIRE AGREEMENT

     This Agreement supersedes all prior negotiations, understandings and agreements by the parties, represents the entire agreement of the parties and cannot be changed, modified or supplemented except by a writing duly executed by the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   MHM SIEBDRUCKMASCHINEN GMBH

                                   By:/s/ Herbert Mayrhofer, Dagobert Girardelli
                                   ---------------------------------------------
                                   Herbert Mayrhofer, Dagobert Girardelli



                                   HIRSCH DISTRIBUTION, INC.

                                   By:/s/ Paul Gallagher
                                   ---------------------
                                   Paul Gallagher
                                   President & CEO

                                   SCHEDULE A
                                   ----------

                                    PRODUCTS

See attached [Schedule Omitted]